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DOLLAR COST AVERAGING RIDER
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This Rider is  attached to and made a part of this  Contract as of the  Contract
Date,  or if later,  the date shown below.  Terms not defined in this Rider have the meaning given to them in the Contract.

Prior to the Annuity Start Date, FSBL offers an Automatic Transfer option, known as the Dollar Cost  Averaging  Option.  Under this  Option,  FSBL will  Transfer
Contract  Value from one Account to another  Account or Accounts on a monthly or quarterly basis as instructed by the Owner. To elect the Option,  the Owner must submit a written  request to FSBL.  The  written  request  must set  forth:  (1)
whether  contract Value is to be  Transferred on the basis of a specific  dollar amount, a fixed period or earnings only; (2) the Account or Accounts to and from which the Transfers  will be made;  (3) the desired  frequency of the Transfers, which may be on a monthly or quarterly  basis; and (4) the length of time during which the Transfers  shall continue or the total amount to be  Transferred  over time.

After FSBL has  received a Dollar Cost  Averaging  Request in proper form at its
Home Office,  FSBL will Transfer Contract Value in the amounts designated by the
Owner from the  Account  from which  Transfers  are to be made to the Account or
Accounts  selected  by the Owner.  FSBL will  effect  each  Transfer on the date specified by the Owner or if no date is  specified,  on the monthly or quarterly anniversary,  whichever  corresponds  to the  period  selected,  of the  date of receipt at the Home Office of a Dollar Cost  Averaging  Request in proper  form.
Transfers will be made until the total amount elected has been  Transferred,  or until Contract Value in the Account from which Transfers are being made has been depleted.  Amounts periodically Transferred under this Option is not included in the 14 Transfers per Contract Year that are allowed under the Contract.

The Owner  instructs FSBL at any time to terminate the Option by written request to FSBL's Home Office.  In that event,  the  Contract  Value in the Account from which  Transfers  were being made that has not been  Transferred  will remain in that  Account  unless  the Owner  instructs  otherwise.  If the Owner  wishes to continue  Transferring  on a dollar cost averaging basis after the expiration of the applicable  period,  the total amount elected has been  Transferred,  or the
Account has been depleted,  or after the Dollar Cost  Averaging  Option has been canceled,  the Owner must complete a new Dollar Cost Averaging  Request and send it to the Home Office.  FSBL requires a waiting period of at least a month (or a quarter if Transfers were made on a quarterly basis) before  reinstating  Dollar
Cost  Averaging  after  it  has  been  terminated  for  any  reason.   FSBL  may
discontinue, modify, or suspend the Dollar Cost Averaging Option at any time.

FIRST SECURITY BENEFIT LIFE INSURANCE
AND ANNUITY COMPANY OF NEW YORK

ROGER K. VIOLA

Roger K. Viola
Secretary

Rider Start Date
(If Other Than Contract Date)

FSB226 (10-01)